Exhibit A

CATALYST FUNDS

CLASS U MASTER DISTRIBUTION PLAN

AMENDMENT 2

The Class U Master Distribution Plan has been adopted with respect to the following Funds:

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

AmericaFirst Defensive Growth Fund

Catalyst Funds

Dated as of February 16, 2011

By: /s/ Jerry Szilagyi

      Jerry Szilagyi, Trustee